Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The Standard Register Company of our report dated April 30, 2013 relating to the consolidated financial statements of Workflow Holdings LLC, which appear in The Standard Register Company’s Current Report on Form 8K dated August 1, 2013.  We also consent to the reference to us as experts under the heading “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cincinnati, OH

December 16, 2013